                          Computation of Earnings Per Share
                           January 31, 1997, 1996, and 1995

               (dollar amounts in thousands, expect per share amounts)
                   See Notes 3 and 4 to Financial Statements

                                                                    Exhibit 11.1


                                                                             1996                              1995
                                                           1996      Supplemental           1995       Supplemental
                                       1997*       Pro forma(1)*     Pro forma(1)*   Pro forma(1)*      Pro forma(1)*
                                       -------     -------------     -------------   -------------      -------------

Income from continuing operations       $5,601          $2,919           $3,069         $1,187              $1,612
                                                                         ------                             ------
                                                                         ------                             ------
Income (loss) from discontinued
operations                               --            (1,065)                          $1,901
                                        ------          ------                          ------
Net income                              $5,601          $1,854                          $3,088
                                        ------          ------                          ------
                                        ------          ------                          ------
Weighted average number
of common shares
outstanding:                         6,859,456       2,633,546        2,633,546      2,739,308           2,739,308

Preferred shares converted
to common stock                          --          2,372,976        2,372,976         24,949              24,949

Common stock equivalents:
  Employee stock options               402,501         348,573          348,573        405,074             405,074
  Nonqualified stock options            66,134          11,248           11,248         11,199              11,199
  Director shares                       14,578           2,430            2,430            --                --
  Subscription note receivable          40,448            --                --             --                --

Number of shares to be
sold to retire the following (2):
  Bank debt of $5,500                     --              --            438,698            --            1,237,388
  Convertible subordinated debt
  of $4,000                               --              --            319,053            --              899,917
  Subordinated notes to
  certain preferred
  stockholders of $4,111                  --           327,939          327,939        924,981             924,981
                                        ------         -------          -------        -------            --------
Weighted average number of common
shares outstanding                   7,383,117       5,696,712        6,454,463      4,105,511          6,242,816
                                     ---------       ---------        ---------      ---------          ----------
Income per share from
continuing operations                    $0.76           $0.51            $0.48          $0.29               $0.26
                                                                         ------                              -----
                                                                         ------                              -----
(Loss) income per share
from discontinued
operations                            $     --          ($0.19)                          $0.46
                                         -----           -----                           -----

Net income per share                    $ 0.76           $0.32                           $0.75
                                         -----           -----                           -----
                                         -----           -----                           -----

(*) Share amounts and earnings per share restated to reflect the April 1997 three for two stock split.

(1) After giving pro forma effect for the conversion of Class D Convertible Preferred Stock, Class B Convertible Preferred Stock and Class A Convertible Preferred into Common Stock at 1:.408, 1:.369 and 1:.314, respectively, and the subsequent reverse stock split).

(2) Based upon the initial public offering price of $8.00 per share ($5.33 per share as restated for stock split).